Prospectus Supplement Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-145082


                          PROSPECTUS SUPPLEMENT NO. 07
                              DATED AUGUST 8, 2008
                      (To Prospectus Dated April 17, 2008)

                       LEGEND INTERNATIONAL HOLDINGS, INC.

                       154,895,487 Shares of Common Stock

         This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated April 17, 2008, of Legend International Holdings, Inc. (the "Company") as supplemented by Supplement No. 06 thereto dated August 1, 2008, Supplement No. 05 thereto dated July 18, 2008, Supplement No. 04 thereto dated June 5, 2008, Supplement No. 03 thereto dated May 22, 2008, Supplement No. 02 thereto dated May 13, 2008 and Supplement No. 01 thereto dated May 8, 2008. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplement No. 01 through 06 thereto. The Prospectus relates to the public sale, from time to time, of up to 154,895,487 shares of our common stock by the selling shareholders identified in the Prospectus.

         The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplement No. 01 though 06.

         This prospectus supplement includes the attached "Post-Effective Amendment No.1 to Registration Statement on Form S-1 Correspondence" that was filed as a Form AW withdrawing the Post Effective Amendment No. 1 to the Company's Registration Form S-1 (File No. 333-145082).

         We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus dated April 17, 2008) is truthful or complete. Any representation to the contrary is a criminal offense.

            The date of this prospectus supplement is August 8, 2008.


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August 5, 2008

VIA EDGAR
---------

United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549-7010

Attn:    Ms. Barbara C. Jacobs
         Assistant Director

Re:      Legend International Holdings, Inc.
         Post-Effective Amendment No.1 to Registration Statement on Form S-1 File No. 333-145082


Ladies and Gentlemen:

         Pursuant to Rule 477 under the Securities Act of 1933, as amended (the "1933 Act"), please consider this correspondence as an application to the Securities and Exchange Commission (the "SEC") for an order permitting Legend International Holdings, Inc., a Delaware corporation (the "Registrant'), to withdraw its Post-Effective Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-145082), initially filed by the Registrant on August 1, 2008 (the "P/E Amendment").

         No shares have been sold pursuant to the P/E Amendment. Such withdrawal is requested in order to respond to the Staff's comment with respect to unavailability of Rule 462(b) under the 1933 Act to register additional shares (the "Additional Shares") of common stock pursuant to the P/E Amendment. The Registrant respectfully requests that, in accordance with the provisions of Rule 477 under the 1933 Act, the SEC issue an order granting the desired withdrawal.

         The Registrant intends to file a separate registration statement with the Commission that will include the Additional Shares We request in accordance with paragraph (p) of Rule 457 pursuant to the 1933 Act, that all fees paid to

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the Commission in connection with the filing of the P/E Amendment be credited to our account to be offset against the filing fee for any future registration statement.

         Should you have any questions regarding the application for withdrawal, please do not hesitate to contact Brian Brodrick, the Registrant's outside counsel, at (212) 841-0700.

                                  Sincerely,

                                  LEGEND INTERNATIONAL HOLDINGS, INC


                                  By: /s/ Joseph I. Gutnick
                                     --------------------------------
                                  Name:  Joseph I. Gutnick
                                  Title: President, CEO and Director